EXHIBIT 3.2

FORM OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CARDCONNECT CORP.

CardConnect Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is “CardConnect Corp.” The Corporation was originally incorporated under the name “SPAC Acquisition Corp” pursuant to the original certificate of incorporation filed with the Secretary of State of the State of Delaware on November 1, 2013, and changed its name to “FinTech Acquisition Corp.” pursuant to the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 2, 2014 (the “Prior Certificate”).

2.	This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3.	This Amended and Restated Certificate amends and restates the provisions of the Prior Certificate.

4.	Certain capitalized terms used in this Amended and Restated Certificate are defined where appropriate herein.

5.	The text of the Prior Certificate is hereby restated and amended in its entirety to read as follows:

Article I. NAME

The name of the corporation is CardConnect Corp.

ARTICLE II. PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III. REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 110 S. Poplar Street, Suite 101, City of Wilmington, County of New Castle, State of Delaware 19801, and the name of the Corporation’s registered agent at such address is Andrew M. Lubin.

ARTICLE IV. CAPITALIZATION

Section 4.01         Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 210,000,000 shares, consisting of 200,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Section 4.02         Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.03         Common Stock.

(a)     The Board is hereby expressly authorized to provide for the issuance of shares of Common Stock from time to time. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Except as otherwise required by law or this Second Amended and Restated Certificate, or in any Preferred Stock Designation, at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate, or in a Preferred Stock Designation, the holders of the Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate or any amendment to any Preferred Stock Designation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate or any Preferred Stock Designation.

(b)     Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of Common Stock shall be entitled to receive ratably such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor.

(c)     Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive ratably all the remaining assets of the Corporation available for distribution to its stockholders.

Section 4.04         Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is hereby expressly authorized to provide for the issuance of such rights, warrants and options and to establish from time to time the number of such rights, warrants and options to be issued and to fix the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Article V. BOARD OF DIRECTORS

Section 5.01         Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate and any Bylaws adopted by the stockholders.

Section 5.02         Number, Election and Term.

(a)     The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b)     Subject to Section 5.05 hereof, from and after the date of this Second Amended and Restated Certificate, the Board shall consist of one class of directors only, whose term shall continue until the first annual meeting of stockholders following the date hereof and until its successors are elected and qualified.

(c)      Subject to Section 5.05 hereof, a director shall hold office until the annual meeting next following his or her election or appointment and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)     Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.03         Newly Created Directorships and Vacancies. Subject to Section 5.05 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.04         Removal. Subject to Section 5.05 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.05         Preferred Stock — Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate as the same may be further amended, or any Preferred Stock Designation.

Article VI. BYLAWS

Section 6.01         Bylaws. In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders upon obtaining (i) the affirmative vote of the holders of at least a majority of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and (ii) any other vote of the holders of any class or series of capital stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate or any Preferred Stock Designation; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Article VII. MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.01         Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer or President of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the stockholders shall have no right to call a special meeting.

Section 7.02         Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.03         Action by Written Consent. Except as permitted by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

Article VIII. LIMITED LIABILITY

Section 8.01         Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Article IX. CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors or in circumstances where the application of any such doctrine would conflict with any of his or her current or future fiduciary duties or contractual obligations.

Article X. AMENDMENT OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate or any Preferred Stock Designation, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.]

IN WITNESS WHEREOF, CardConnect Corp. has caused this Second Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf as of the ___ day of ____________, 2016.

CARDCONNECT CORP.

By:	/s/
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation]